EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-65980, 333-212293, 333-225667, 333-280773 on Form S-8 and Registration Statement No. 333-259352 on Form S-3 of our reports dated March 12, 2025, relating to the financial statements of Fossil Group, Inc. and subsidiaries and the effectiveness of Fossil Group, Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Fossil Group, Inc. for the year ended December 28, 2024.

/s/ Deloitte & Touche LLP

Dallas, Texas
March 12, 2025